SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 12b-25

                           Notification of Late Filing

                                                  Commission File Number 0-18377

         (Check one):    o    Form 10-K and Form 10-KSB
                         o    Form 20-F
                         o    Form N-SAR
                         o    Form 11-K
                         |X|  Form 10-Q and Form 10-QSB

         For period ended March 31, 1998

         o        Transition Report on Form 10-K and 10-KSB
         o        Transition Report on Form 20-F
         o        Transition Report on Form 11-K
         o        Transition Report on Form 10-Q and Form 10-QSB
         o        Transition Report on Form N-SAR

         For the transition period ended

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

                                     PART I
                             REGISTRANT INFORMATION

         Full name of registrant:  NuOasis Resorts, Inc.

         Former name if applicable:     Nona Morelli's II, Inc.

         Address of principal executive office (Street and Number)

                          4695 MacArthur Ct., Ste. #530

         City, State and Zip Code:  Newport Beach, California 92660

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                                     PART II

                             RULE 12b-25(b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

         o        (a)      The  reasons  described  in reasonable detail in Part
                           III of this form could not be eliminated without unreasonable effort or expense;

         |X|      (b)      The   subject  annual  report,   semi-annual  report,
                           transition report on Forms 10-K,  10-KSB,  20-F, 11-K
                           or Form N-SAR, or portion thereof will be filed on or
                           before the 15th calendar day following the prescribed
                           due  date;  or  the  subject   quarterly   report  or
                           transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         o        (c)      The  accountant's statement or other exhibit required
                           by Rule 12b-25(c) has been attached if applicable.

                                    PART III

                                    NARRATIVE

                                 Not applicable


                                     PART IV

                                OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification.

                    FRED G. LUKE        (714)               833-5381
                      (Name)           (Area Code)     (Telephone Number)

         (2) Have all other periodic reports required under Section 13 or 15(d) or the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                   |X| Yes       o   No

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         (3)      Is it anticipated  that any  significant  change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                   |X|  Yes    o  No

                  The Registrant is awaiting certain information from overseas and depending upon the outcome of the information, the results of the Registrant may significantly change from prior fiscal year.

                              NuOasis Resorts, Inc.
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 14, 1997                      By:  /s/  Fred G. Luke
                                             ----------------------------------
                                                  Fred G. Luke,
                                                  Chairman and President

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